AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 24, 1996
                                                      REGISTRATION NO. 333-03224

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
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                      THE EQUITABLE COMPANIES INCORPORATED
             (Exact name of registrant as specified in its charter)

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          DELAWARE                  787 SEVENTH AVENUE                 13-3623351
(State or other jurisdiction     NEW YORK, NEW YORK 10019           (I.R.S. Employer
             of                       (212) 554-1234             Identification Number)
      incorporation or
        organization)

    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
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                             ROBERT E. GARBER, ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                      THE EQUITABLE COMPANIES INCORPORATED
                               787 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10019
                                 (212) 554-1234
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              -------------------

                PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:

                             MICHAEL W. BLAIR, ESQ.
                              DEBEVOISE & PLIMPTON
                                875 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 909-6000
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    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as determined by market conditions, after the effective date of this Registration Statement.
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    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                              -------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE
A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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                   SUBJECT TO COMPLETION, DATED MAY 24, 1996

                               11,940,299 SHARES
                                          THE
                                          EQUITABLE
                                          COMPANIES INCORPORATED
                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
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    This Prospectus relates to the resale, from time to time, by The Chase Manhattan Bank, N.A., acting solely as trustee (the "SECT Trustee") of The Equitable Companies Incorporated Stock Trust (the "SECT Trust" or "Selling Stockholder"), of up to 11,940,299 shares (the "Offered Shares") of Common Stock, $.01 par value ("Common Stock"), of The Equitable Companies Incorporated (the "Company"). The Offered Shares were or will be issued to the SECT Trust upon conversion of certain shares of the Company's Series D Convertible Preferred Stock sold in a private transaction by the Company to the SECT Trust in 1993. The SECT Trust was established to provide a source of funding for a portion of the obligations arising under certain employee compensation and benefit programs of the Company's subsidiaries (the "Plans"). A committee (the "Committee") comprised of officers, directors and/or employees of the Company, its subsidiaries or companies affiliated with AXA, the Company's largest stockholder, will give instructions to the SECT Trustee concerning the time and manner of sale or disposition of the Offered Shares. See "Selling Stockholder" and "Plan of Distribution".


    SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE OFFERED SHARES.


    The Common Stock of the Company is listed on the New York Stock Exchange (the "NYSE") under the symbol "EQ".

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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    The Offered Shares may be sold from time to time to or through underwriters, through dealers or agents or directly to purchasers, in transactions on the NYSE or on other exchanges on which the Common Stock may be traded, in the over-the-counter market, through negotiated transactions or otherwise, at market prices prevailing at the time of sale or at other prices. See "Plan of Distribution".

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               The date of this Prospectus is            , 1996.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

    FOR NORTH CAROLINA INVESTORS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, NW, Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Northwest Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60611. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission, at the addresses set forth above. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference:

       1. the Company's Annual Report on Form 10-K for the year ended December 31, 1995 (the "1995 10-K");


       2. the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (the "First Quarter 10-Q"); and



       3. the Company's Registration Statement on Form 8-A, dated May 26, 1992, incorporating the description of the Company's Common Stock in the Company's Registration Statement on Form S-1 (Registration No. 33-48115).


    All documents or reports subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering described herein shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

    The Company will provide without charge to any person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to: The Equitable Companies Incorporated, 787 Seventh Avenue, New York, New York 10019 Attention:
Corporate Secretary (telephone (212) 554-1234).

                                 THE EQUITABLE

    For the purpose of this Prospectus, the term "The Equitable" refers to The Equitable Companies Incorporated (the "Company") and its subsidiaries.


    The Equitable is a diversified financial services organization serving a broad spectrum of insurance, investment management and investment banking customers. The Equitable Life Assurance Society of the United States ("Equitable Life"), a subsidiary of the Company, was established in the State of New York in 1859. For more than 100 years it has been among the largest life insurance companies in the United States. Equitable Life and the Company's other insurance subsidiaries distribute a variety of insurance, annuity and investment products through a career agency force, which at March 31, 1996 consisted of over 7,200 professional insurance agents.


    At March 31, 1996, the Company's holdings in its investment subsidiaries included an approximately 80% interest in Donaldson, Lufkin & Jenrette, Inc. ("DLJ"), an approximately 58% interest in Alliance Capital Management L.P. ("Alliance") and a 100% interest in Equitable Real Estate Investment Management, Inc. ("Equitable Real Estate"). The Company's investment subsidiaries provide investment management and investment banking services to institutional and individual clients, including the Company's insurance subsidiaries.

    The Company is a Delaware corporation. The following chart sets forth the organization of the Company and its principal subsidiaries at March 31, 1996.

                                 The Equitable Companies
                                       Incorporated
             The Equitable Life
            Assurance Society of                  DLJ (approximately 44% owned)
             the United States
      Insurance             Investment
     Subsidiary            Subsidiaries

 . Equitable Variable    . DLJ (approximately 36% owned)
  Life Insurance        . Alliance (approximately 58% owned)
  Company ("EVLICO")    . Equitable Real Estate

    AXA is the Company's largest stockholder, beneficially owning at March 31, 1996 60.7% of the outstanding shares of Common Stock and $392.2 million of the Company's Series E Convertible Preferred Stock. The Company's principal headquarters are located at 787 Seventh Avenue, New York, New York 10019 (telephone (212) 554-1234).

BUSINESS

    The Equitable is engaged in two related financial services businesses: an insurance business, which is comprised of an Individual Insurance and Annuities segment and a Group Pension segment, and operates through the Insurance Group (consisting principally of Equitable Life and EVLICO); and an investment management and investment banking business, which comprises the Investment Services segment and operates through the Investment Subsidiaries (consisting of DLJ, Alliance and Equitable Real Estate).

INSURANCE BUSINESS


    Insurance operations accounted for $3.60 billion, or approximately 49.5% of consolidated revenues for the year ended December 31, 1995. The Insurance Group offers a variety of products which include traditional, variable and interest-sensitive life insurance products, annuity products and mutual fund and other investment products. The Insurance Group emphasizes the sale of individual variable and interest-sensitive life insurance and annuity products. The Insurance Group maintains a substantial market share in sales of individual variable life insurance in the United States and also maintains a strong position in the market for individual variable annuity products. This segment also includes the Insurance Group's Separate Accounts for certain individual insurance and annuity products in which customers may invest their accumulated policy funds.


    The Equitable believes the experience and training of its career agency force constitutes a key competitive advantage in the sale of the Insurance Group's sophisticated insurance products, including variable life insurance and annuity products which offer a broad range of investment options. At December 31, 1995, the Insurance Group led the insurance industry in the number of agents and employees who hold both the Chartered Life Underwriter (CLU) and Chartered Financial Consultant (ChFC) designation.

    As of the date of this Prospectus, the financial strength or claims-paying rating of each of Equitable Life and EVLICO was "AA-" from Standard & Poor's Corporation (4th highest rating of 18) and Duff & Phelps Inc. (4th highest rating of 18), "A" from A.M. Best Company, Inc. (3rd highest rating of 15), "A1" from Moody's Investors Service, Inc. (5th highest rating of 19) and AA from Fitch Investors Service, L.P. (3rd highest rating of 18).

INVESTMENT BUSINESS


    The Investment Services segment, which accounted for $3.69 billion, or approximately 50.8%, of consolidated revenues for the year ended December 31, 1995, provides investment management, investment banking, securities transaction and brokerage services to both corporate and institutional clients, including the Insurance Group, and to high net worth individuals.



    The Investment Subsidiaries have steadily added to third party assets under management, while continuing to provide investment management services to the Insurance Group. Of the $212.05 billion of assets under management at March 31, 1996, $161.23 billion (76.0%) were managed by the Investment Subsidiaries for third parties, including domestic and overseas investors, mutual funds, pension funds, endowment funds and, through the Insurance Group's Separate Accounts, insurance and annuity customers of the Insurance Group. During 1995, approximately $128.2 million (17.3%) of the fees earned by the Investment Subsidiaries from asset management consisted of fees for services provided to the Insurance Group.


    DLJ is a leading integrated investment and merchant bank that serves institutional, corporate, governmental and individual clients both domestically and internationally. DLJ's businesses include securities underwriting, sales and trading; merchant banking; financial advisory services; investment research; correspondent brokerage services; and asset management. DLJ's revenues for the year ended December 31, 1995 were $2.76 billion. DLJ conducts its operations through three principal operating groups: the Banking Group, the Capital Markets Group and the Financial Services Group. The Banking Group includes the investment banking, merchant banking and recently formed emerging markets divisions. The Capital Markets Group is comprised of DLJ's fixed income, institutional equities and equities derivatives divisions, as well as Sprout, its venture capital affiliate. The Financial Services Group is comprised of its Pershing clearing division, its investment services group and Wood Struthers & Winthrop, which provides investment management and trust services primarily to high-net-worth individual investors and institutions. DLJ's business also includes its Autranet subsidiary, a distributor of investment research products.

    Alliance is one of the largest investment advisors in the United States and provides diversified investment management services to a variety of institutions including The Equitable, as well as to individual investors through a broad line of mutual funds. Alliance had assets under management at March 31, 1996 of $163.02 billion (including $141.05 billion for third party clients).



    Equitable Real Estate is the largest United States manager of tax-exempt assets invested in real estate, with total assets under management of $25.10 billion at March 31, 1996 (including $13.50 billion for third party clients). Equitable Real Estate provides real estate investment management services, property management services, mortgage servicing, loan asset management, mortgage loan origination and agricultural investment management. In addition, Equitable Real Estate has capabilities in a variety of other major real estate disciplines, including acquisitions and financings, portfolio management, asset management, appraisals, asset dispositions and workouts, and capital markets.


                                  RISK FACTORS

    In addition to the other information contained in this Prospectus, the following factors should be carefully considered prior to deciding whether or not to purchase the Offered Shares.

INVESTMENT ASSETS


    As of March 31, 1996, commercial mortgages and equity real estate comprised 12.2% ($4.54 billion) and 13.8% ($5.14 billion), respectively, of the $37.34 billion aggregate amortized cost net of valuation allowances ("net amortized cost") of assets held in the Insurance Group's General Account ("General Account Investment Assets") and assets held in the General Account associated with the Insurance Group's discontinued guaranteed investment contract ("GIC") Segment ("GIC Segment Investment Assets"). Since December 31, 1990, The Equitable has substantially reduced its exposure to commercial mortgages. The percentage of General Account and GIC Segment Investment Assets represented by The Equitable's equity real estate portfolio has increased modestly since December 31, 1990, primarily due to the acquisition of properties through foreclosure. At March 31, 1996, the equity real estate portfolio included properties acquired as investment real estate having an aggregate amortized cost of $3.88 billion (74.6% of the aggregate amortized cost of all equity real estate held) and properties acquired through foreclosure (including in-substance foreclosure) having an aggregate amortized cost of $1.32 billion (25.4% of the aggregate amortized cost of all equity real estate held). It is management's continuing objective to reduce the size of the equity real estate portfolio relative to total assets over the next several years. Management anticipates that reductions will depend on real estate market conditions, the level of mortgage foreclosures and expenditures required to fund necessary or desired improvements to properties. There can be no assurance The Equitable will not realize investment losses in connection with future sales of equity real estate.



    Since 1990, General Account and GIC Segment Investment Assets have included a large amount of problem, potential problem and restructured assets, particularly problem commercial mortgages and restructured commercial mortgages. While the amounts of problem, potential problem and restructured commercial mortgages have decreased significantly since the beginning of 1992, both the General Account and GIC Segment portfolios continue to have a significant amount of such commercial mortgages. At March 31, 1996, these commercial mortgages aggregated $1.15 billion (3.1% of the aggregate amortized cost of General Account and GIC Segment Investment Assets). In the last three quarters of 1996, approximately $754.1 million of commercial mortgage principal payments are scheduled, including $682.9 million of payments at maturity on commercial mortgage balloon loans. An additional $1.24 billion of payments at maturity on commercial mortgage balloon loans are scheduled in 1997 and 1998. Depending on market conditions and lending practices in future years, many maturing commercial mortgages may have to be refinanced, restructured or foreclosed upon.

    Since 1990, The Equitable has recognized significant additions to asset valuation allowances and writedowns on commercial mortgages and equity real estate. At March 31, 1996, such asset valuation allowance balances for continuing and discontinued operations totaled $176.0 million. As a result of the adoption of SFAS No. 121 on January 1, 1996, $224.3 million of asset valuation allowances related to equity real estate were released and impairment losses of $219.4 million were recognized on equity real estate held and used. The determination of asset valuation allowances and writedowns requires numerous forecasts and the exercise of a significant degree of judgment, and is an inherently subjective process. No assurance can be given as to the amount of future writedowns and additions to the asset valuation allowances. For more information concerning The Equitable's General Account Investment Assets and GIC Segment Investment Assets, including problem, potential problem and restructured investments and asset valuation allowances, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Continuing Operations Investment Portfolio" in the First Quarter 10-Q and the 1995 10-K and
Note 8 of Notes to Consolidated Financial Statements in the First Quarter 10-Q.



    At March 31, 1996 the net amortized cost of below investment grade fixed maturities in General Account and GIC Segment Investment Assets (including redeemable preferred stock) was $2.54 billion (representing 6.8% of the net amortized cost of all General Account and GIC Segment Investment Assets). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Continuing Operations Investment Portfolio" in the First Quarter 10-Q and the 1995 10-K, Note 8 of Notes to Consolidated Financial Statements in the First Quarter 10-Q and Note 3 of Notes to Consolidated Financial Statements in the 1995 10-K.


DISCONTINUED GIC SEGMENT


    At March 31, 1996, $1.40 billion of liabilities in the GIC Segment were outstanding to contract holders as compared to $14.29 billion at December 31, 1986. The GIC Segment had total assets of $3.69 billion at March 31, 1996 which are not reflected in total assets within The Equitable's consolidated balance sheet but are netted against total GIC Segment liabilities. The Equitable experienced pre-tax losses in the GIC Segment of $10.4 million, $19.6 million, $25.1 million, $21.7 million and $24.7 million in the three months ended March 31, 1996 and 1995 and for the years 1995, 1994 and 1993, respectively. All such pre-tax losses were charged to the GIC Segment loss allowances. Management believes the aggregate loss allowances for GICs and Wind-Up Annuities ($151.2 million at March 31, 1996) are adequate to provide for all future losses. However, the determination of loss allowances involves numerous estimates and subjective judgments regarding the expected performance of GIC Segment Investment Assets, including assumed improvements over time in the returns on equity real estate compared to recent periods. If the investment results on GIC Segment Investment Assets were to be worse than the assumptions underlying the loss allowances, the GIC Segment could produce losses in excess of such loss allowances. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Discontinued Operations--GIC Segment" in the 1995 10-K and Note 8 of Notes to Consolidated Financial Statements in the First Quarter 10-Q.


VOLATILE NATURE OF SECURITIES BUSINESS

    In recent periods, DLJ has contributed a significant portion of The Equitable's earnings. In October, 1995 DLJ completed an initial public offering which reduced The Equitable's ownership position in DLJ common stock to approximately 80%. Assuming full vesting of certain forfeitable restricted stock units and the exercise of stock options granted to certain DLJ employees in connection with the offering (but excluding any shares issued under employee stock options granted after March 31, 1996), The Equitable's ownership position in DLJ common stock would be reduced to approximately 63%. DLJ's principal business activities, investment and merchant banking, securities sales and trading and correspondent brokerage services are, by their nature, highly competitive and subject to general market conditions, volatile trading markets and fluctuations in the volume of market activity. Consequently, DLJ's net income and revenue have been, and are likely to continue to be, subject to wide fluctuations, reflecting the impact of many factors beyond DLJ's control, including securities market conditions, the level and volatility of interest rates, competitive conditions and the size and timing of transactions. There can be no assurance that such fluctuations in DLJ's earnings will not affect the level of The Equitable's future earnings. The securities industry generally experienced favorable market conditions in 1995, as strong rallies in the stock and bond markets and strong trading volumes on all major exchanges led to increased merger and acquisition activity as well as underwriting activity. Through March 31, 1996, these favorable conditions have continued. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Combined Results of Continuing Operations by Segment-- Investment Services" in the First Quarter 10-Q and the 1995 10-K.


PAYMENT OF DIVIDENDS AND LIQUIDITY

    The Company's ability to make cash payments with respect to its securities, including the payment of dividends on its Common Stock, depends on the availability of adequate sources of funds. The New York Insurance Law gives the Superintendent of Insurance of the State of New York (the "New York Superintendent") broad discretion in determining whether the financial condition of a New York domiciled insurer, such as Equitable Life, supports the payment of dividends to its shareholders. Dividends from Equitable Life are not expected to be a source of liquidity for the Company for several years. Management believes the Company's primary sources of liquidity will be sufficient to meet its cash requirements for several years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources-- Liquidity Requirements" and "--Liquidity Sources" in the 1995 10-K.

RATINGS

    Ratings are an important factor in establishing the competitive position of insurance companies. A significant downgrade in the financial strength or claims-paying ratings of Equitable Life or EVLICO could have a material adverse effect on the Insurance Group's business, liquidity and results of operations. For a discussion of the Insurance Group's current ratings, see "Business-- Competition" in the 1995 10-K.

RISK-BASED AND STATUTORY CAPITAL

    Since 1993, life insurers, including Equitable Life and EVLICO, have been subject to certain risk-based capital ("RBC") guidelines. The RBC guidelines provide a method to measure the adjusted capital (statutory capital and surplus plus the asset valuation reserve and other adjustments) that a life insurance company should have for regulatory purposes, taking into account the risk characteristics of the company's investments and products. A life insurance company's RBC ratio will vary over time depending upon many factors, including its earnings, the mix of assets in its investment portfolio, the nature of the products it sells and its rate of sales growth. Under the RBC formula, Equitable Life's year-end RBC ratio depends in part on the closing price of units representing assignments of beneficial ownership of limited partnership interests in Alliance (the "Alliance Units") on the last trading day of the year. At December 31, 1995, the valuation formula for Alliance Units increased the statutory carrying value of Equitable Life's investment in Alliance Units to $914.3 million from $736.4 million at December 31, 1994. The RBC guidelines are intended to be a regulatory tool only, and are not intended as a means to rank insurers generally. However, comparisons of RBC ratios of life insurers have become generally available. Equitable Life and

EVLICO were above their target RBC ratios at year-end 1995. Management believes that principally because of the RBC formula's treatment of Equitable Life's large holdings of subsidiary common stock (including its interests in Alliance, DLJ, and Equitable Real Estate), equity real estate and mortgages, Equitable Life's year end 1995 RBC ratio was lower than those of its competitors in the life insurance industry. See "Business--Regulation--Insurance--Risk Based Capital" in the 1995 10-K.

    The NAIC has undertaken a comprehensive codification of statutory accounting practices for insurers. The resulting changes, once the codification project has been completed and the new principles adopted and implemented, could have a significant adverse effect on the Insurance Group's statutory results and financial position. The codification project is not expected to be completed prior to 1997.

CHANGES IN INTEREST RATES

    Changes in prevailing interest rates can affect both the Insurance Group's investment results and its results of operations. For a discussion of the effects on the Insurance Group of changes in prevailing interest rates, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Continuing Operations--Individual Insurance and Annuities--Margins on Individual Insurance and Annuity Products" in the 1995 10-K.

PRINCIPAL STOCKHOLDER

    AXA is the Company's largest stockholder, beneficially owning at March 31, 1996 (i) 60.7% of the outstanding shares of Common Stock (63.8% assuming conversion of the Company's convertible preferred stock owned by AXA) and (ii) $392.2 million of the Company's Series E Convertible Preferred Stock. Accordingly, AXA currently beneficially owns, without acquiring any additional shares of Common Stock, shares of Common Stock in an amount sufficient to permit it to control the outcome of any stockholder vote, including any vote relating to the election of directors to the Company's Board of Directors.


    Under a Standstill and Registration Rights Agreement, dated as of July 18, 1991, as amended (the "Standstill Agreement"), between the Company and AXA, AXA currently has certain demand and piggyback registration rights with respect to the Common Stock owned by it and has certain preemptive rights entitling it to participate in any sale by the Company of voting securities to the extent necessary to maintain AXA's percentage of voting power. However, all other contractual restrictions in the Standstill Agreement, including restrictions on the ability of AXA and certain affiliates to purchase voting securities, have expired and AXA and such affiliates are currently free to acquire additional shares of Common Stock. Neither AXA nor any of its affiliates has any obligation to provide additional capital or credit support to The Equitable. See "Business-- Principal Shareholder" in the 1995 10-K.


                              SELLING STOCKHOLDER

    The SECT Trust was established in 1993 to provide a source of funding for a portion of the obligations arising under the Plans. The SECT Trust is intended to be a grantor trust within the meaning of Section 671 of the Internal Revenue Code. In the event of insolvency of the Company, the SECT Trust shall be subject to the claims of the Company's general creditors.

    The Offered Shares were or will be issued to the SECT Trust upon conversion of certain of the shares of the Company's Series D Convertible Preferred Stock purchased by the SECT Trust in a private transaction in 1993. The Company agreed under a 1993 agreement establishing the SECT

Trust to prepare and file a registration statement with respect to any shares of Common Stock to be sold by the SECT Trust.

    As of March 31, 1996, the SECT Trust held 60,000 shares of Series D Convertible Preferred Stock which are convertible into 11,940,299 shares of Common Stock, subject to certain anti-dilution adjustments, or approximately 6.1% of the Company's outstanding shares of Common Stock after giving effect to such conversion.

                                USE OF PROCEEDS

    The SECT Trustee will contribute the net proceeds from the sale of the Offered Shares to the Plans, in accordance with instructions from the Committee, to fund a portion of the obligations arising thereunder. Pending such use, such net proceeds may be invested temporarily in short-term marketable securities. In consideration of such contributions to the Plans, the Company's subsidiaries sponsoring such Plans will pay the Company an amount equal to any such contributions.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The following table sets forth selected historical consolidated financial information for The Equitable. The selected historical consolidated financial information (other than General Account Investment Assets and assets under management) at December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 has been derived from consolidated financial statements audited by Price Waterhouse LLP, independent accountants, included in the Annual Report on Form 10-K of the Company for the year ended December 31, 1995 incorporated by reference herein and should be read in conjunction with and is qualified by reference to such statements and related notes. The selected historical consolidated financial information (other than General Account Investment Assets and assets under management) at December 31, 1993, 1992 and 1991 and for the two-year period ended December 31, 1992 have been derived from consolidated financial statements not included or incorporated herein. The selected historical consolidated financial information at and for the three months ended March 31, 1996 and 1995 (other than General Account Investment Assets and assets under management), has been derived from the Company's unaudited financial statements included in the First Quarter 10-Q incorporated by reference herein and should be read in conjunction with and is qualified by reference to such statements and related notes. This unaudited interim information reflects, in the view of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such information. Results for the three months ended March 31, 1996 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. Certain Consolidated Statements of Earnings Data for the three months ended March 31, 1995 and for each of the years in the five-year period ended December 31, 1995 has been reclassified to conform with the 1996 presentation.

                                    THREE MONTHS ENDED
                                         MARCH 31,                           YEARS ENDED DECEMBER 31,
                                  -----------------------   -----------------------------------------------------------
                                     1996         1995         1995        1994         1993        1992       1991(1)
                                  ----------   ----------   ----------   ---------   ----------   ---------   ---------
                                                                      (IN MILLIONS)
CONSOLIDATED STATEMENTS OF
 EARNINGS DATA

REVENUES

Universal life and
 investment-type product policy
fee income......................  $    212.9   $    192.5   $    788.2   $   715.0   $    644.5   $   571.7   $   532.3

Premiums........................       141.0        148.4        606.8       625.6        599.1     1,185.3     1,637.7

Net investment income(2)........       780.5        716.8      3,047.4     2,842.7      2,731.1     2,693.8     2,976.1

Investment gains (losses),
net(3)(4).......................       170.3        116.5        552.3       338.6        526.4       371.8      (162.3)

Commissions, fees and other
income..........................       599.3        443.6      2,142.4     1,746.7      1,850.3     1,400.1     1,133.0

Contribution from the Closed
Block(3)........................        26.7         28.5        124.4       151.0        128.3        59.3      --
                                  ----------   ----------   ----------   ---------   ----------   ---------   ---------

Total revenues..................     1,930.7      1,646.3      7,261.5     6,419.6      6,479.7     6,282.0     6,116.8
                                  ----------   ----------   ----------   ---------   ----------   ---------   ---------

BENEFITS AND OTHER DEDUCTIONS

Interest credited to
 policyholders' account
balances........................       320.6        295.9      1,249.2     1,202.2      1,325.6     1,440.8     1,567.8

Policyholders' benefits.........       253.2        246.4      1,010.5       920.6      1,003.9     1,755.7     2,229.5

Other operating costs and
expenses(5)(6)..................     1,147.9        987.9      4,379.9     3,746.6      3,774.9     3,066.6     2,797.7
                                  ----------   ----------   ----------   ---------   ----------   ---------   ---------

Total benefits and other
deductions......................     1,721.7      1,530.2      6,639.6     5,869.4      6,104.4     6,263.1     6,595.0
                                  ----------   ----------   ----------   ---------   ----------   ---------   ---------

EARNINGS (LOSS) FROM CONTINUING
 OPERATIONS BEFORE FEDERAL
 INCOME TAXES AND MINORITY
INTEREST........................       209.0        116.1        621.9       550.2        375.3        18.9      (478.2)

Federal income tax expense
(benefit).......................        62.9         32.7        184.2       158.0        108.9        16.1      (198.5)

Minority interest in net income
 of consolidated subsidiaries...        39.7         18.2         87.5        68.3         31.9        35.0        28.1
                                  ----------   ----------   ----------   ---------   ----------   ---------   ---------

Earnings (loss) from continuing
operations......................       106.4         65.2        350.2       323.9        234.5       (32.2)     (307.8)

Discontinued operations, net of
Federal income
taxes(2)(5)(7)(8)...............      --           --           --          --           --          --          (561.9)

Extraordinary charge for
demutualization expenses........      --           --           --          --           --          (101.3)      (28.3)

Cumulative effect of accounting
 changes, net of Federal income
taxes(9)........................       (23.1)      --           --           (27.1)      --             4.9      --
                                  ----------   ----------   ----------   ---------   ----------   ---------   ---------

NET EARNINGS (LOSS).............  $     83.3   $     65.2   $    350.2   $   296.8   $    234.5   $  (128.6)  $  (898.0)
                                  ----------   ----------   ----------   ---------   ----------   ---------   ---------
                                  ----------   ----------   ----------   ---------   ----------   ---------   ---------

Net earnings after
demutualization.................  $     83.3   $     65.2   $    350.2   $   296.8   $    234.5   $     3.8

Dividends on preferred stocks...         6.7          6.7         26.7        80.1         65.4        14.5
                                  ----------   ----------   ----------   ---------   ----------   ---------

Net Earnings (Loss) Applicable
 to Common Shares...............  $     76.6   $     58.5   $    323.5   $   216.7   $    169.1   $   (10.7)
                                  ----------   ----------   ----------   ---------   ----------   ---------
                                  ----------   ----------   ----------   ---------   ----------   ---------

NET EARNINGS (LOSS) PER COMMON
 SHARE:

Assuming No Dilution............  $      .41   $      .32   $     1.75   $    1.51   $     1.19   $    (.08)
                                  ----------   ----------   ----------   ---------   ----------   ---------
                                  ----------   ----------   ----------   ---------   ----------   ---------

Assuming Full Dilution..........  $      .39   $      .31   $     1.68   $    1.38   $     1.09   $    (.08)
                                  ----------   ----------   ----------   ---------   ----------   ---------
                                  ----------   ----------   ----------   ---------   ----------   ---------

Cash Dividend Per Common
Share...........................  $      .05   $      .05   $      .20   $     .20   $      .20   $     .10
                                  ----------   ----------   ----------   ---------   ----------   ---------
                                  ----------   ----------   ----------   ---------   ----------   ---------

                                    THREE MONTHS ENDED
                                         MARCH 31,                           YEARS ENDED DECEMBER 31,
                                  -----------------------   -----------------------------------------------------------
                                     1996         1995         1995        1994         1993        1992       1991(1)
                                  ----------   ----------   ----------   ---------   ----------   ---------   ---------
                                                                      (IN MILLIONS)

REVENUES BY SEGMENT:

Individual Insurance and
annuities(2)(4).................  $    819.3   $    794.6   $  3,247.8   $ 3,087.7   $  2,981.5   $ 3,479.6   $ 3,674.1

Group pension...................        62.7         57.4        286.8       354.4        426.6       512.0       602.0

Attributed insurance capital(2).        18.3         14.6         61.2        79.4         61.6        85.2        31.1
                                  ----------   ----------   ----------   ---------   ----------   ---------   ---------

Insurance operations............       900.3        866.6      3,595.8     3,521.5      3,469.7     4,076.8     4,307.2

Investment services(4)..........     1,027.3        780.0      3,689.8     2,908.6      3,024.1     2,314.4     1,812.4

Corporate, other and
eliminations....................         3.1         (0.3)       (24.1)      (10.5)       (14.1)     (109.2)       (2.8)
                                  ----------   ----------   ----------   ---------   ----------   ---------   ---------

Total Revenues..................  $  1,930.7   $  1,646.3   $  7,261.5   $ 6,419.6   $  6,479.7   $ 6,282.0   $ 6,116.8
                                  ----------   ----------   ----------   ---------   ----------   ---------   ---------
                                  ----------   ----------   ----------   ---------   ----------   ---------   ---------

EARNINGS (LOSS) FROM CONTINUING
 OPERATIONS BEFORE FEDERAL
 INCOME TAXES AND MINORITY
 INTEREST, BY SEGMENT:

Individual Insurance and
annuities.......................  $     84.0   $     58.9   $    274.4   $   245.5   $     76.2   $  (148.0)  $  (491.5)

Group pension...................       (11.7)       (11.7)       (13.3)       15.8          2.0        16.2       (26.5)

Attributed insurance capital....         7.2          6.9         18.7        69.8         49.0       (17.2)       (6.7)
                                  ----------   ----------   ----------   ---------   ----------   ---------   ---------

Insurance operations............        79.5         54.1        279.8       331.1        127.2      (149.0)     (524.7)

Investment services.............       159.5         85.7        466.3       375.2        359.3       324.8       190.6

Corporate interest expense and
 other eliminations.............       (30.0)       (23.7)      (124.2)     (156.1)      (111.2)     (156.9)     (144.1)
                                  ----------   ----------   ----------   ---------   ----------   ---------   ---------

EARNINGS (LOSS) FROM CONTINUING
 OPERATIONS BEFORE FEDERAL
 INCOME TAXES AND MINORITY
INTEREST........................  $    209.0   $    116.1   $    621.9   $   550.2   $    375.3   $    18.9   $  (478.2)
                                  ----------   ----------   ----------   ---------   ----------   ---------   ---------
                                  ----------   ----------   ----------   ---------   ----------   ---------   ---------

GENERAL ACCOUNT INVESTMENT
 ASSETS (AT PERIOD
END)(10)(11)....................  $ 33,872.6   $ 32,637.8   $ 33,777.1   $32,338.6   $ 32,695.4   $31,419.7   $33,557.1
                                  ----------   ----------   ----------   ---------   ----------   ---------   ---------
                                  ----------   ----------   ----------   ---------   ----------   ---------   ---------

ASSETS UNDER MANAGEMENT
 (AT PERIOD END):

The Equitable...................  $   50,819   $   46,185   $   50,900   $  47,376   $   51,003   $  45,141   $  45,677

Third Party(12).................     161,231      129,018      144,441     125,145      121,643     105,944      99,047
                                  ----------   ----------   ----------   ---------   ----------   ---------   ---------

Total...........................  $  212,050   $  175,203   $  195,341   $ 172,521   $  172,646   $ 151,085   $ 144,724
                                  ----------   ----------   ----------   ---------   ----------   ---------   ---------
                                  ----------   ----------   ----------   ---------   ----------   ---------   ---------

CONSOLIDATED BALANCE SHEETS DATA
 (AT PERIOD END):

Total assets(11)(13)............  $116,402.1   $100,956.1   $113,749.4   $94,640.0   $100,351.9   $80,788.6   $76,272.3

Long-term debt..................     3,994.3      3,111.0      3,852.0     2,925.9      2,662.3     1,897.9     2,693.0

Total liabilities(11)(13).......   112,722.4     97,759.8    109,898.0    91,626.2     96,839.8    78,241.8    74,916.8

Redeemable preferred stock......                                                          264.9       262.1

Shareholders' equity............     3,679.7      3,196.3      3,851.4     3,013.8      3,247.2     2,284.7     1,355.5

Book value per common share.....       17.53        15.02        18.49       14.03        15.43       14.29



- ------------



 (1) Equitable Life's demutualization significantly affected the presentation of the consolidated financial statements. The consolidated statements of earnings data for the three months ended March 31, 1996 and 1995 and the years ended December 31, 1995, 1994, 1993 and 1992 are not comparable with 1991 because results of the Closed Block for periods beginning on and subsequent to July 22, 1992, the date of demutualization, are reported on one line. See Note 6 of Notes to Consolidated Financial Statements and the captions "Business--Closed Block" in the 1995 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Combined Results of Operations" in the 1995 10-K. Also see Note 9 of Notes to the Consolidated Financial Statements and the caption "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Combined Results of Operations" in the First Quarter 10-Q.



 (2) Net investment income and discontinued operations included $37.6 million, $38.7 million, $154.6 million, $219.7 million, $197.1 million, $132.8 million and $30.7 million for the three months ended March 31, 1996 and 1995 and for the years ended December 31, 1995, 1994, 1993, 1992 and 1991, respectively, recognized as investment income by continuing operations and as interest expense by the GIC Segment relating to intersegment loans to the GIC Segment.



                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)


 (3) Investment gains (losses), net, included additions to asset valuation allowances and writedowns of publicly traded securities for continuing operations aggregating $51.4 million ($65.5 million including amounts related to the Closed Block), $29.6 million ($36.8 million including amounts related to the Closed Block), $197.6 million ($224.9 million including amounts related to the Closed Block), $100.5 million ($137.5 million including amounts related to the Closed Block), $108.7 million ($147.3 million including amounts related to the Closed Block), $278.6 million ($300.2 million including amounts related to the Closed Block) and $647.7 million for the three months ended March 31, 1996 and 1995 and for the years ended December 31, 1995, 1994, 1993, 1992 and 1991, respectively. Additionally, as a result of the adoption of SFAS No. 121, $152.4 million of allowances on assets held for investment were released and impairment losses of $144.0 million ($149.6 million including amounts related to the Closed Block) were recognized on real estate held and used as of January 1, 1996.



 (4) Investment gains (losses), net for the three months ended March 31, 1996 included a $20.6 million gain resulting from the issuance of Alliance Units to third parties upon completion of the Cursitor acquisition. Investment gains (losses), net, for the year ended December 31, 1995 included a $34.7 million gain resulting from the sale of a minority interest in DLJ. Investment gains (losses), net for the year ended December 31, 1994 included a $52.4 million gain related to the sale by Alliance of 4.96 million of newly issued Alliance Units. Investment gains (losses), net for the year ended December 31, 1993 included a $49.3 million gain (before variable compensation and related expenses) related to the sale of shares of one investment in the DLJ long-term corporate development portfolio. Investment gains (losses), net for the year ended December 31, 1992 included a gain on that same investment of $166.2 million, which consisted of an $82.4 million net gain on shares sold and an $83.8 million investment gain from the recognition of an increase in fair value of the investment. Investment losses for the year ended December 31, 1991 included a pre-tax gain of $51.9 million from the sale of an equity interest in Equitable Life's Japanese life insurance subsidiary, Equitable Seimei Hoken, all of which was attributable to the Individual Insurance and Annuities Segment.



 (5) Other operating costs and expenses included corporate interest expenses of $34.6 million, $24.0 million, $100.5 million, $50.6 million, $28.4 million, $58.4 million and $75.9 million for the three months ended March 31, 1996 and 1995 and for the years ended December 31, 1995, 1994, 1993, 1992 and 1991, respectively, and interest credited to the discontinued GIC Segment of $88.2 million, $97.7 million, $94.2 million and $71.0 million for the years ended December 31, 1994, 1993, 1992 and 1991, respectively.



 (6) Other operating costs and expenses included restructuring costs of $0.7 million, $11.1 million, $39.2 million, $20.4 million, $96.4 million, $24.8 million and $60.7 million for the three months ended March 31, 1996 and 1995 and for the years ended December 31, 1995, 1994, 1993, 1992 and 1991, respectively (including $0.7 million, $3.4 million, $19.0 million, $19.4 million, $44.0 million, $24.3 million and $49.7 million attributable to Individual Insurance and Annuities for the three months ended March 31, 1996 and 1995 and for the years ended December 31, 1995, 1994, 1993, 1992 and 1991, respectively; $0.2 million, $.8 million, $1.0 million, $1.6 million, $0.5 million and $4.3 million attributable to Group Pension for the three months ended March 31, 1995 and for the years ended December 31, 1995, 1994, 1993, 1992 and 1991, respectively; $8.3 million and $6.7 million attributable to Attributed Insurance Capital for the years ended December 31, 1995 and 1991, respectively; and $7.5 million, $11.1 million and $50.8 million attributable to Investment Services for the three months ended March 31, 1995 and for the years ended December 31, 1995 and 1993, respectively).



 (7) Discontinued operations, net of Federal income taxes, included additions to asset valuation allowances and writedowns of publicly traded securities for the discontinued GIC Segment aggregating $3.7 million, $16.3 million, $38.2 million, $50.8 million, $53.0 million, $105.6 million and $275.0 million for the three months ended March 31, 1996 and 1995 and for the years ended December 31, 1995, 1994, 1993, 1992 and 1991, respectively. Additionally, as a result of the adoption of SFAS No. 121, $71.9 million of allowances on assets held for investment were released and impairment losses of $69.8 million were recognized on real estate held and used as of January 1, 1996.



 (8) Discontinued operations, net of Federal income taxes, included GIC Segment after-tax losses of $561.9 million for the year ended December 31, 1991. Pre-tax losses incurred after the date of discontinuance of $10.4 million, $19.6 million, $25.1 million, $21.7 million, $24.7 million, $160.9 million and $194.3 million for the three months ended March 31, 1996 and 1995 and for the years ended December 31, 1995, 1994, 1993, 1992 and 1991, respectively, were charged to the GIC Segment allowance for future losses.



 (9) Cumulative effect of accounting changes, net of Federal income taxes, included a charge of $23.1 million, net of a Federal income tax benefit of $12.4 million, related to SFAS No. 121 for the three months ended March 31, 1996, a charge of $27.1 million, net of a Federal income tax benefit of $14.6 million related to SFAS No. 112 for the year ended December 31, 1994 and a credit of $252.3 million related to SFAS No. 109 and a charge of $247.4 million, net of a Federal income tax benefit of $130.9 million, related to SFAS No. 106 for the year ended December 31, 1992.



(10) General Account Investment Assets does not include the GIC Segment Investment Assets, which had an aggregate carrying value of $3.47 billion, $3.83 billion, $3.26 billion, $3.90 billion, $4.82 billion, $5.73 billion and $6.49 billion at March 31, 1996 and 1995 and at December 31, 1995, 1994, 1993, 1992 and 1991, respectively.



(11) Total assets, total liabilities and General Account Investment Assets included the assets and liabilities of the Closed Block and, therefore, are comparable for all periods presented. See Notes 9 and 6 of Notes to Consolidated Financial Statements included in the First Quarter 10-Q and 1995 10-K, respectively.



(12) Third party assets under management included Separate Accounts assets under management of $25.98 billion, $21.67 billion, $24.72 billion, $20.67 billion, $19.74 billion, $18.07 billion and $18.25 billion at March 31, 1996 and 1995 and at December 31, 1995, 1994, 1993, 1992 and 1991,
     respectively.



(13) Assets and liabilities relating to the discontinued GIC Segment are not reflected on the consolidated balance sheets of Equitable Life, except that as of March 31, 1996 and 1995 and December 31, 1995, 1994, 1993 and 1992,
     the net amount due to continuing operations for intersegment loans made to the discontinued GIC Segment in excess of continuing operations' obligations to fund the discontinued GIC Segment's accumulated deficit (the amount required to make assets equal to liabilities) is reflected as "Amounts due from discontinued GIC Segment." In 1995, continuing operations transferred $1,215.4 million in cash to the GIC Segment in settlement of its obligation. Subsequently, the GIC Segment remitted $1,155.4 million in cash to continuing operations in partial repayment of borrowings by the GIC Segment. At December 31, 1991, there was a net amount due from continuing operations to the GIC Segment reflected as "Amounts due to discontinued GIC Segment." See Notes 8 and 7 of Notes to Consolidated Financial Statements included in the First Quarter 10-Q and the 1995 10-K, respectively.

                          DESCRIPTION OF CAPITAL STOCK

    The following summary descriptions with respect to the capital stock of the Company are summaries and are subject to the detailed provisions of the Company's restated certificate of incorporation (the "Restated Certificate") and by-laws (the "By-Laws"). These statements do not purport to be complete, do not give effect to the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of the Restated Certificate and the By-Laws.

    The Restated Certificate authorizes the Company to issue 510 million shares of capital stock, of which 500 million shares are designated as Common Stock having a par value of $.01 per share and 10 million shares are designated as preferred stock having a par value of $1.00 per share. The preferred stock may be issued by the Company's Board of Directors in one or more series and may have such voting rights, if any, designations, preferences and relative, participating, optional and other special rights, and such qualifications, limitations and restrictions, as the Board of Directors (or a duly authorized committee thereof) may fix by resolution or resolutions. Moreover, the Company's Board of Directors may issue such preferred stock from time to time in transactions that may not require the approval of the stockholders of the Company and the preferences, designations, voting and other rights of any such shares of preferred stock may materially limit or qualify the rights of the outstanding shares of Common Stock. As of the date hereof, there are three series of preferred stock outstanding. For a description of the Company's preferred stock, see Note 10 to Notes to Consolidated Financial Statements in the 1995 10-K.

                          DESCRIPTION OF COMMON STOCK

    DIVIDENDS. Subject to the rights of any holders of preferred stock, each holder of Common Stock is entitled to receive dividends out of funds legally available therefor when, as and if declared by the Company's Board of Directors. Dividends may be paid in cash, property or shares of the Company's capital stock.

    VOTING RIGHTS. The holders of Common Stock possess exclusive voting rights in the Company, except to the extent that the Company's Board of Directors shall have designated voting power with respect to any preferred stock issued. Each holder of Common Stock is entitled, on each matter submitted for a vote of holders of Common Stock, to one vote for each share of such stock registered in such holder's name on the books of the Company. Except as otherwise required by law and subject to the rights of any holders of preferred stock, the presence in person or by proxy of the holders of record of a majority of the shares entitled to vote at a meeting of stockholders constitutes a quorum for the transaction of business at that meeting. Actions requiring approval of stockholders will generally require approval by a majority vote at a meeting at which a quorum is present, except that at each stockholder meeting for the election of directors, provided a quorum is present, directors will be elected by a plurality of votes validly cast in the election. Stockholders will not have any right to cumulate votes in the election of directors.

    The holders of preferred stock issued by the Company may be given the right to vote for the election of directors generally or to elect a specified number or percentage of the members of the Company's Board of Directors. The number of directors that may be elected by the holders of any class or series of preferred stock having the right, voting separately by class or series, to elect directors will be in addition to the number of directors fixed by or pursuant to the Restated Certificate.

    LIQUIDATION RIGHTS. In the event of liquidation, dissolution or winding-up of the Company, the holders of the Common Stock will be entitled to share ratably in the distribution of all assets of the

Company remaining after payment of all of the Company's debts and liabilities and of all sums to which holders of any preferred stock may be entitled.

    PREEMPTIVE RIGHTS. Holders of the Common Stock are not generally entitled to preemptive rights with respect to any shares of capital stock which may be issued by the Company. Under the Standstill Agreement, AXA has preemptive rights with respect to voting securities and securities convertible into voting securities of the Company.

    MISCELLANEOUS. The issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable and, upon issuance as herein described, the Offered Shares will be duly authorized, validly issued, fully paid and nonassessable.

    The transfer agent for the Common Stock is First Chicago Trust Company of New York.

                        RESTRICTIONS ON ACQUISITIONS OF
                           SECURITIES OF THE COMPANY

    Section 7312 of the New York Insurance Law ("Section 7312") provides that, for a period of five years after the effective date of Equitable Life's demutualization (July 22, 1992), no person may directly or indirectly offer to acquire or acquire in any manner the beneficial ownership (defined as the power to vote or dispose of, or to direct the voting or disposition of a security) of 5% or more of any class of the Company's voting security (which term includes the Common Stock) or any class of security convertible into a voting security of the Company without the prior approval of the New York Superintendent. Pursuant to Section 7312, voting securities acquired in excess of the 5% threshold without such prior approval will be deemed non-voting.

    State insurance laws also regulate changes of control (generally presumed upon acquisitions of 10% or more of securities then having voting power for the election of directors) of insurance holding companies, such as the Company. State insurance laws, including the New York Insurance Law, require certain filings concerning changes in ownership of insurance companies. Although the specific provisions vary, insurance laws in states such as New York generally prohibit a person from acquiring a controlling interest in an insurer incorporated in the state or in any other person controlling such insurer unless the insurance regulatory authority has approved the proposed acquisition in accordance with the applicable regulations. In accordance with these restrictions, the issuance of Common Stock and preferred stock to AXA required the prior approval of the New York Superintendent and the prior approval of the insurance regulatory authorities in the other states where Equitable Life's insurance company subsidiaries were domiciled. AXA has obtained the requisite approvals described above and in the preceding paragraph for its acquisitions of Common Stock and the Company's preferred stock.

    In addition, Section 203 of the Delaware General Corporation law prohibits an "interested stockholder" of a Delaware corporation from engaging In certain business combinations with the corporation, including mergers or consolidations or acquisitions of additional shares of the corporation, for a period of three years following the date the stockholder becomes an "interested stockholder." An "interested stockholder" is defined to include persons owning directly or indirectly 15% or more of the outstanding voting stock of a corporation. The prohibitions under Section 203 are not applicable in certain circumstances, including those in which (i) the business combination or the transaction which results in the stockholder becoming an "interested stockholder" is approved by the corporation's board of directors prior to the date the stockholder becomes an "interested stockholder," (ii) the "interested stockholder" upon consummation of such transaction owns at least 85% of the voting stock of the corporation outstanding prior to such transaction or (iii) the corporation has elected not to be governed by such prohibitions. The Company's Board of Directors approved AXA's acquisition of Common Stock as part of its approval of AXA's original investment and, accordingly, the prohibitions under Section 203 do not apply to any business combination with AXA.

                              PLAN OF DISTRIBUTION

    The SECT Trust, at the discretion of the Committee, may from time to time offer and sell all or a portion of the Offered Shares to or through one or more underwriters, through one or more dealers or agents or directly to purchasers.

    The offer and sale of the Offered Shares may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.


    Sales may be effected from time to time in one or more transactions (which may involve block transactions) (i) on the NYSE, or on other national securities exchanges on which the Common Stock may be traded, in transactions that may include special offerings, exchange distributions pursuant to and in accordance with the rules of such exchanges or otherwise, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market, (iv) in negotiated transactions through the writing of options on shares of Common Stock (whether such options are listed on an options exchange or otherwise) or otherwise, (v) pursuant to a distribution through one or more underwriters on a firm commitment or best-efforts basis or (vi) in a combination of any such transactions. The SECT Trust may effect such transactions by selling Offered Shares to or through underwriters, agents or dealers, and such underwriters, agents or dealers may receive compensation in the form of discounts or commissions from the SECT Trust and may receive commissions from the purchasers of Offered Shares for whom they may act as agent, in each case in amounts which will not exceed those customary in the types of transactions involved.


    If required, a prospectus supplement to this Prospectus may be distributed in connection with an offer and sale of the Offered Shares. Such prospectus supplement may identify underwriters, dealers or agents participating in such offer and sale and any discounts, commissions or other terms thereof, and may set forth such additional information as may be determined to be required.

    Offers to purchase Offered Shares may be solicited directly by the Company and the sale thereof may be made by the SECT Trust directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

    The SECT Trust, the Company and any other persons participating in such distribution, including underwriters, dealers and agents, may be subject to applicable provisions of the Exchange Act and rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of Common Stock by the SECT Trust, the Company and any other such person. All of the foregoing may limit the marketability of the Offered Shares and the ability of any underwriter, dealer or agent to engage in market-making activities or other transactions in the Common Stock.

    In making any offer on behalf of the SECT Trust, underwriters, agents and any other broker or dealer may be deemed to be underwriters within the meaning of the Securities Act, and the compensation of the underwriter, agent or other broker or dealer may be deemed to be underwriting commissions or discounts.

    Underwriters, agents and dealers may be entitled under relevant agreements with the Company and the SECT Trustee to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

    Underwriters, agents and dealers who participate in offers and sales of the Offered Shares may be customers of, engage in transactions with, or perform services for, the Company and its subsidiaries from time to time in the ordinary course of business.

                                 LEGAL OPINIONS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022.

                                    EXPERTS

    The consolidated financial statements and consolidated financial statement schedules of The Equitable as of December 31, 1995 and 1994 and for each of the years in the three year period ended December 31, 1995 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The United States firm of Price Waterhouse has registered as a Registered Limited Liability Partnership (LLP) under the laws of the State of Delaware and from August 10, 1994 has conducted its practice under the name of Price Waterhouse LLP. All references to Price Waterhouse and the documents incorporated herein by reference are to Price Waterhouse LLP.

                                 ERISA MATTERS

    The Company and certain affiliates of the Company, including Equitable Life, Alliance and DLJ, may each be considered a "party in interest" within the meaning of ERISA or a "disqualified person" within the meaning of ERISA or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the Offered Shares are acquired by or on behalf of a pension or other employee benefit plan with respect to which the Company or any of its affiliates is a service provider, unless such Offered Shares are acquired pursuant to an exemption for transactions effected on behalf of such plan by a "qualified professional asset manager" or pursuant to any other available exemption. Any such pension or employee benefit plan or other person proposing to invest in the Offered Shares should consult with its legal counsel.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


    NO PERSON HAS BEEN AUTHORIZED TO
GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE
CONTAINED OR INCORPORATED BY                     11,940,299 SHARES
REFERENCE IN THIS PROSPECTUS AND, IF
GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED
UPON AS HAVING BEEN AUTHORIZED BY THE         THE EQUITABLE COMPANIES
COMPANY, THE SECT TRUST, THE SECT                   INCORPORATED
TRUSTEE, OR ANY AGENT, DEALER OR
UNDERWRITER. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL OR THE
SOLICITATION OF AN OFFER TO BUY ANY
SECURITIES OTHER THAN THE SECURITIES
DESCRIBED IN THIS PROSPECTUS OR AN
OFFER TO SELL OR THE SOLICITATION OF
AN OFFER TO BUY SUCH SECURITIES
IN ANY CIRCUMSTANCES IN WHICH SUCH                  COMMON STOCK
OFFER OR SOLICITATION IS UNLAWFUL.            PAR VALUE $.01 PER SHARE)
NEITHER THE DELIVERY OF THIS
PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE ANY IMPLICATION
THAT THERE HAS BEEN NO CHANGE IN THE
AFFAIRS OF THE EQUITABLE COMPANIES
INCORPORATED SINCE THE DATE HEREOF OR
THAT THE INFORMATION CONTAINED OR
INCORPORATED BY REFERENCE HEREIN IS
CORRECT AS OF ANY TIME SUBSEQUENT TO
THE DATE OF SUCH INFORMATION.
                                                -------------------
       -------------------
                                                     PROSPECTUS

        TABLE OF CONTENTS                       -------------------

          PROSPECTUS
                                         PAGE
                                         ----

Available Information...................     2

Incorporation of Certain Documents by
Reference...............................     2

The Equitable...........................     3

Risk Factors............................     5

Selling Stockholder.....................     8

Use of Proceeds.........................     9

Selected Consolidated Financial Data....    10

Description of Capital Stock............    14

Description of Common Stock.............    14

Restrictions on Acquisitions of
  Securities of the Company.............    15

Plan of Distribution....................    16
                                                               , 1996
Legal Opinions..........................    17

Experts.................................    17

ERISA Matters...........................    17


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth those expenses to be incurred by the Company in connection with the issuance and distribution of the securities being registered. Except for the Securities and Exchange Commission filing fee, all amounts shown are estimates.


Securities and Exchange Commission filing fee....................   $101,905
Blue Sky fees and expenses.......................................     15,000
Printing expenses................................................      8,000
Accountant's fees and expenses...................................     25,000
Legal fees and expenses..........................................     85,000
Trustee fees and expenses........................................     13,000
Miscellaneous expenses...........................................      5,095
                                                                    --------
    Total........................................................   $253,000
                                                                    --------
                                                                    --------


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law, as amended, provides in regards to indemnification of directors and officers as follows:

        145. Indemnification of Officers, Directors, Employees and Agents; Insurance.

        (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense of settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
    (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

        (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

        (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

        (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    Article SIXTH of the Company's Restated Certificate of Incorporation provides in regard to indemnification of directors and officers as follows:

        ARTICLE SIXTH: (i) Each person who is or was or had agreed to become a Director or officer of the Corporation, and each person who is or was or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as a director or officer of another corporation (including, without limitation, The Equitable Life Assurance Society of the United States and its subsidiaries), partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation, and (ii) each person who is or was or who had agreed to become an employee or agent of the Corporation or who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of another corporation (including, without limitation, The Equitable Life Assurance Society of the United States and its subsidiaries), partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executor, administrators or estate of such person) may be indemnified by the Corporation, in each case in accordance with the By-Laws, to the full extent permitted from time to time by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader amendment rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than provided in this Article SIXTH. Any amendment or repeal of this Article SIXTH shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

    Article VI of the Company's By-Laws provides in regard to indemnification of directors and officers as follows:

        Section 6.01. NATURE OF INDEMNITY. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a Director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a

    Director or officer of another corporation (including, without limitation, The Equitable Life Assurance Society of the United States and its subsidiaries), partnership, joint venture, trust or other enterprise, including an employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as an employee or agent of another corporation (including, without limitation, The Equitable Life Assurance Society of the United States and its subsidiaries), partnership, joint venture, trust or other enterprise, including an employee benefit plan, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful; except that in the case of an action or suit by or in the right of the Corporation to procure a judgment in its favor (i) such indemnification shall be limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (ii) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. [Section 145(a), (b)]

        Section 6.02. SUCCESSFUL DEFENSE. To the extent that a Director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 6.01 hereof or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

        Section 6.03. DETERMINATION THAT INDEMNIFICATION IS PROPER. Any indemnification of a Director or officer of the Corporation under Section
    6.01 hereof (unless ordered by a court) shall be made by the Corporation unless a determination is made that indemnification of the Director or officer is not proper in the circumstances because he or she has not met the applicable standard of conduct set forth in Section 6.01 hereof. Any indemnification of an employee or agent of the Corporation under Section
    6.01 hereof (unless order by a court) may be made by the Corporation upon a determination that indemnification of the employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 6.01 hereof. Any such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders. [Section 145(d), (f)]

        Section 6.04. ADVANCE PAYMENT OF EXPENSES. Expenses (including attorneys' fees) incurred by a Director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article VI. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate. The Board of Directors may authorize the Corporation's counsel to represent such Director, officer, employee or agent in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding. [Section 145(e)]

        Section 6.05. PROCEDURE FOR INDEMNIFICATION OF DIRECTORS AND
    OFFICERS. Any indemnification of a Director or officer of the Corporation under Sections 6.01 and 6.02, or advance of costs, charges and expenses to a Director or officer under Section 6.04 of this Article VI, shall be made promptly, and in any event within 30 days, upon the written request of the Director or officer. If a determination by the Corporation that the Director or officer is entitled to indemnification pursuant to this Article is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved such request. If the Corporation denies a written request for indemnity or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article VI shall be enforceable by the Director or officer in any court of competent jurisdiction. Such person's cost and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section
    6.04 of this Article VI where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in Section 6.01 of this Article, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 6.01 of this Article VI, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

        Section 6.06. SURVIVAL, PRESERVATION OF OTHER RIGHTS. The foregoing indemnification provisions shall be deemed to be a contract between the Corporation and each Director, officer, employee and agent who serves in any such capacity at any time while these provi-sions as well as the relevant provisions of the General Corporation Law of the State of Delaware are in effect, and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a "contract right" may not be modified retroactively without the consent of such Director, officer, employee or agent.

        The indemnification provided by this Article VI shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        Section 6.07. INSURANCE. The Corporation shall purchase and maintain insurance on behalf of any person who is or was or has agreed to become a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a Director or officer of another corporation (including, without limitation, The Equitable Life Assurance Society of the United States and its subsidiaries), partnership, joint venture, trust or other enterprise, including an employee benefit plan, against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article, provided that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the entire Board of Directors.

        Section 6.08. SEVERABILITY. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Director or officer and may indemnify each employee or agent of the Corporation as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

    Section 102(b)(7) of the Delaware General Corporation Law, as amended, provides in regard to the limitation of liability of directors and officers as follows:

        (b) In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters:

                                *    *    *    *

        (7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct of a knowing violation of law, (iii) under section 174 of this Title, or
    (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer (x) to a member of the governing body of a corporation which is not authorized to issue capital stock, and (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with subsection (a) of Sec. 141 of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title.

    Article FIFTH (f) of the Company's Restated Certificate of Incorporation, as amended, provides in regard to the limitation of liability of directors and officers as follows:

        (f) No Director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director, provided that nothing contained in this paragraph (f) of this Article FIFTH shall eliminate or limit the liability of a director (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the Director derived an improper personal benefit. No amendment, modification or repeal of this paragraph (f) of this Article FIFTH shall adversely affect any right or protection of a Director that exists at the time of such amendment, modification or repeal.

    Reference is made to the Standstill Agreement and the Company's and AXA's respective agreements made therein to indemnify each other, and to provide contribution in circumstances where indemnification is unavailable.

ITEM 16. EXHIBITS.


  1.01   Form of Sales Agreement for Common Stock.
  4.01   Restated Charter of the Registrant, filed as Exhibit 3.1 to the Registrant's Annual
           Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.
  4.02   By-laws of the Registrant, filed as Exhibit 3.2 to the Registrant's Annual Report on
           Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.
  5.01   Opinion of Debevoise & Plimpton.*
 10.01   The Equitable Companies Incorporated Stock Trust Agreement, effective as of December
           2, 1993, filed as Exhibit 10.01 to the registrant's Form S-4 Registration
           Statement No. 33-73102, dated December 17, 1993 and incorporated herein by reference.
 23.01   Consent of Price Waterhouse LLP.
 23.02   Consent of Debevoise & Plimpton (included in Exhibit 5.01).
 24.01   Powers of Attorney of certain officers and directors of the Company (previously filed on the signature page hereto).


- ------------


* Previously filed.


ITEM 17. UNDERTAKINGS.

    (a) Rule 415 Offering.

    The undersigned Registrants hereby undertake:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

           Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Filings Incorporating Subsequent Exchange Act Documents by Reference.

    The undersigned registrants hereby undertake that, for purpose of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Acceleration of Effectiveness.

    Insofar as indemnifications for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons, if any, of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person, if any, of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (d) Rule 430A.

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, The Equitable Companies Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 22nd day of May, 1996.


                                          THE EQUITABLE COMPANIES INCORPORATED

                                          By     /s/ JOSEPH J. MELONE

                                      __________________________________________

                                             Name: Joseph J. Melone



                                             Title: President, Chief Executive
                                                    Officer and Director



    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



              SIGNATURE                                TITLE                        DATE
- --------------------------------------  ------------------------------------   --------------

PRINCIPAL EXECUTIVE OFFICERS:

         /s/ JOSEPH J. MELONE           President, Chief Executive Officer       May 22, 1996
           Joseph J. Melone               and Director

                  *                     Senior Executive Vice President and
           James M. Benson                Chief Operating Officer

PRINCIPAL FINANCIAL OFFICER:

       /s/ JERRY M. DE ST. PAER         Senior Executive Vice President and      May 22, 1996
         Jerry M. de St. Paer             Chief Financial Officer

PRINCIPAL ACCOUNTING OFFICER:

        /s/ ALVIN H. FENICHEL           Senior Vice President and Controller     May 22, 1996
          Alvin H. Fenichel

                  *                     Chairman of the Board,
            Claude Bebear                 Director

                  *                     Director
          Henri de Castries

                  *                     Director
           John S. Chalsty

                  *                     Director
           Joseph L. Dionne

                  *                     Director
           William T. Esrey

          Jean-Rene Fourtou             Director

              SIGNATURE                                TITLE                        DATE
- --------------------------------------  ------------------------------------   --------------
                  *                     Director
           Donald J. Greene

                  *                     Director
           John T. Hartley

                  *                     Director
         Anthony J. Hamilton

        John H.F. Haskell, Jr.          Director

                  *                     Director
           W. Edwin Jarmain

                  *                     Director
          Winthrop Knowlton

           Arthur L. Liman              Director

      Didier Pineau-Valencienne         Director

                  *                     Director
         George J. Sella, Jr.

           Dave H. Williams             Director

*By     /s/ HENRY Q. CONLEY
          (Attorney-in-Fact)
             May 22, 1996

                                                      EXHIBIT INDEX

Exhibit No.   Description                                                                                Page No.
- -----------   -----------                                                                                --------
  1.01         Form of Sales Agreement for Common Stock.
  4.01         Restated Charter of the Registrant, filed as Exhibit 3.1 to the Registrant's Annual
                 Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.
  4.02         By-laws of the Registrant, filed as Exhibit 3.2 to the Registrant's Annual Report on
                 Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.
  5.01         Opinion of Debevoise & Plimpton.*
 10.01         The Equitable Companies Incorporated Stock Trust Agreement, effective as of December
                 2, 1993, filed as Exhibit 10.01 to the registrant's Form S-4 Registration
                 Statement No. 33-73102, dated December 17, 1993 and incorporated herein by reference.
 23.01         Consent of Price Waterhouse LLP.
 23.02         Consent of Debevoise & Plimpton (included in Exhibit 5.01).
 24.01         Powers of Attorney of certain officers and directors of the Company (previously filed on the signature page hereto).

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 * Previously filed.